Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900 x168                                                        ;                                                         February 1, 2006

AFOP REPORTS IMPROVED 4th QUARTER AND FULL YEAR 2005 RESULTS

2005 Revenues Improve by 44% Versus Prior Year

Sunnyvale, CA — February 1, 2006 — Alliance Fiber Optic Products, Inc. (Nasdaq SmallCap: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the fourth quarter ended December 31, 2005.

Revenues for the fourth quarter of 2005 totaled $5,510,000, which represents a 5% increase over revenues of $5,269,000 reported in the previous quarter, and an increase of 18% over revenues of $4,653,000 reported in the fourth quarter of 2004. The Company recorded a net loss for the fourth quarter of 2005 of $526,000, or $0.01 per share based on 39.6 million shares outstanding. This compares to a net loss for the third quarter of 2005 of $558,000, or $0.01 per share based on 39.4 million shares outstanding, and a net loss for the fourth quarter of 2004 of $1,587,000, or $0.04 per share based on 38.7 million shares outstanding.

Revenues for fiscal year 2005 totaled $20,963,000, which represents a 44% increase over revenues of $14,558,000 reported in the previous year. The Company recorded a net loss for fiscal year 2005 of $2,616,000 or $0.07 per share based on 39.3 million shares outstanding. This compares to a net loss for the previous year of $9,343,000 or $0.24 per share based on 38.6 million shares outstanding.

There were no deferred stock compensation charges for either the quarter ended December 31, 2005 or the quarter ended September 30, 2005. Included in the net loss for the quarter ended December 31, 2004 are deferred stock compensation charges of $1,000 and an asset impairment charge of $331,000.

There were no deferred stock compensation charges for the year ended December 31, 2005. Included in the net loss for the year ended December 31, 2004 are deferred stock compensation charges of $286,000 and an asset impairment charge of $331,000.

“The fourth quarter capped a year of consistent improvement for AFOP,” commented Peter Chang, President and Chief Executive Officer. “Revenues grew for the 7th consecutive quarter, while expenses remained under control, leading to a greatly enhanced bottom line. The net loss for the fourth quarter fell by 6% from last quarter, and by 67% from a year ago. In addition, our gross margin steadily improved throughout the year, ending at 26.1% in the fourth quarter. It is also important to note that while our net loss for the fourth quarter improved by 6% sequentially, our operating net loss was 26% better than last quarter. Finally, our cash and cash equivalents remained essentially unchanged from the prior quarter, at $29 million.”

“In 2005 we made solid progress in broadening our product and technology platform. As business conditions continue to improve, we remain encouraged about the opportunities we see in the year ahead,” concluded Mr. Chang.

Conference Call

Management will host a conference call at 1:30 p.m. Pacific Time on February 1, 2006 to discuss AFOP’s fourth quarter and full year 2005 financial results. To participate in AFOP’s conference call, please call (877) 407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 187465. AFOP will also provide a live webcast of its fourth quarter and full year 2005 conference call at AFOP’s website www.afop.com. A replay will be available until February 8. The dial in for the instant replay is (877) 660-6853. The replay passcodes (account#: 286; conference ID#: 187465) are both required for the replay.

About AFOP

Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP’s products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP’s website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our future prospects, are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP’s most recent Form 10-QSB for the quarter ended September 30, 2005. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Dec. 31, 2005	Dec. 31, 2004
ASSETS
Current assets:
Cash and short-term investments	$29,407	$31,456
Accounts receivable, net	3,570	2,322
Inventories	3,670	3,998
Other current assets	634	653

Total current assets	37,281	38,429
Property and equipment, net	4,564	5,603
Other assets	105	121

Total assets	$41,950	$44,153

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,342	$2,205
Accrued expenses and other liabilities	2,428	2,480

Total current liabilities	4,770	4,685
Long-term liabilities	859	826

Total liabilities	5,629	5,511
Stockholders' equity	36,321	38,642

Total liabilities and stockholders' equity	$41,950	$44,153

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Revenues	$5,510	$5,269	$4,653	$20,963	$14,558
Cost of revenues	4,070	4,141	3,715	16,363	13,174

Gross profit/(loss)	1,440	1,128	938	4,600	1,384

Operating expenses:
Research and development	816	784	1,078	3,434	5,555
Sales and marketing	524	519	564	2,176	2,048
General and administrative	789	756	823	3,009	3,422
Asset impairment charge	--	--	331	--	331

Total operating expenses	2,129	2,059	2,796	8,619	11,356
Loss from operations	(689)	(931)	(1,858)	(4,019)	(9,972)
Interest and other income, net	163	373	271	1,403	629

Loss before income taxes	(526)	(558)	(1,587)	(2,616)	(9,343)
Income tax provision	--	--	--	--	--

Net loss	$(526)	$(558)	$(1,587)	$(2,616)	$(9,343)

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.04)	$(0.07)	$(0.24)
Weighted average shares outstanding
	39,630	39,405	38,670	39,330	38,590